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                                                                    Exhibit 99.1
                    IMPORTANT RISK FACTORS AFFECTING RESULTS

The following are some of the factors that could affect our future results.
They should be considered in connection with evaluating forward-looking statements contained in this Quarterly Report on Form 10-Q and otherwise made by us or on our behalf, since these factors could cause actual results and conditions to differ materially from those projected in forward-looking statements.

OUR OPERATING RESULTS FLUCTUATE WITHIN EACH QUARTER AND FROM QUARTER-TO-QUARTER MAKING OUR FUTURE REVENUES AND OPERATING RESULTS DIFFICULT TO PREDICT.

While our sales cycle varies substantially from customer to customer, we usually realize a high percentage of our revenue in the third month of each fiscal quarter and this revenue tends to be concentrated in the latter half of that month. Our orders early in a quarter will not generally occur at a rate which, if sustained throughout the quarter, would be sufficient to assure that we will meet our revenue targets for any particular quarter. Moreover, our sales force reorganizations in 1999, implemented in part to increase our average order size, have resulted in longer and more unpredictable sales cycles. Accordingly, our quarterly results may be difficult or impossible to predict prior to the end of the quarter. Any inability to obtain large orders or orders in large volumes or to make shipments in the period immediately preceding the end of any particular quarter may cause the results for that quarter to fall short of our revenue targets. In addition, our operating expenses are based on expected future revenue and are relatively fixed for the short term. As a result, a revenue shortfall in any quarter could cause our earnings for that quarter to fall below expectations as well. Any failure to meet our quarterly revenue or earnings targets could adversely impact the market price of our stock.

Because our sales incentive structure is weighted more heavily toward the end of the fiscal year, the rate of revenue growth for the first quarter historically has been lower than that for the fourth quarter of the immediately preceding fiscal year. This incentive structure also makes it more difficult to predict first quarter results.

In addition, the levels of quarterly or annual software revenue in general, or for particular geographic areas, may not be comparable to those achieved in previous periods.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE, WHICH MAY MAKE IT HARDER TO RESELL YOUR SHARES AT THE TIME AND AT A PRICE THAT IS FAVORABLE TO YOU.

Market prices for securities of software companies have generally been volatile. In particular, the market price of our common stock has been and may continue to be subject to significant fluctuations.

In addition, a large percentage of our common stock traditionally has been held by institutional investors. Consequently, actions with respect to our common stock by certain of these institutional investors could have a significant impact on the market price of the stock. For more information, please see our proxy statement with respect to our most recent annual meeting of stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to our common stock.
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OUR ASSUMPTIONS ABOUT MARKET GROWTH IN THE CAD/CAM/CAE INDUSTRY MAY BE
INCORRECT, WHICH COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

Any of our projections for revenue growth assume that the overall demand for products in the mechanical computer aided design, manufacturing, and engineering (CAD/CAM/CAE) industry will continue to grow. There could be an adverse impact on our operating results in any quarter if this assumption proves to be incorrect.

IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL OR OTHER CHANGES IN THE MARKET FOR CAD/CAM/CAE OR ENTERPRISE INFORMATION MANAGEMENT SOFTWARE, OUR PRODUCTS COULD BECOME LESS COMPETITIVE.

The mechanical CAD/CAM/CAE and enterprise information management markets are highly competitive, and are characterized by rapid technological advances. Accordingly, our ability to realize our expectations will depend on:

 .  our success at enhancing our current offerings;
 .  our ability to develop new products and services that keep pace with developments in technology;
 . our ability to meet evolving customer requirements, especially ease-of-use; . our ability to price our products competitively; and . our ability to deliver those products through appropriate distribution channels.

This will require, among other things, that we:

 . hire and retain personnel with the necessary skills and creativity; . provide adequate funding for development efforts;
 . manage distribution channels effectively; and . license appropriate technology from third parties.

In addition, our CAD/CAM/CAE software has historically been available on a variety of platforms. We are aware of efforts by competitors to focus on single platform applications, particularly Windows-based platforms. There can be no assurance that we will continue to have a competitive advantage with multiple platform applications.

We continue to enhance our existing products by releasing updates. Those product updates will be less frequent than in the past to permit customers to absorb changes more effectively. Our competitive position and operating results could suffer if:

 .  we fail to anticipate or to respond adequately to customer requirements or to technological developments, particularly those of our competitors;
 .  we delay the development, production, testing, marketing or availability of new or enhanced products or services; or . customers fail to accept such products or services.

The success of our new Windchill product will depend in part on the market's evaluation of its ease of use, its full capability and functionality, and its ability to support a large user base. Since Windchill only became available in the latter half of fiscal 1998, it is not possible to assess the market's acceptance at this time.

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WE MAY EXPERIENCE DELAYS IN DEVELOPING AND DEBUGGING OUR PRODUCTS.

As is common in the computer software industry, we may from time to time experience delays in our product development and "debugging" efforts. Our financial performance could be hurt by significant delays in developing, completing or shipping new or enhanced products. Among other things, such delays could cause us to incorrectly predict the fiscal quarter in which we will realize revenue from the shipment of the new or enhanced products and give our competitors a greater opportunity to market competing products.

WE MAY NOT BE ABLE TO IMPLEMENT NEW INITIATIVES SUCCESSFULLY.

We had a history of rapid growth and development as an organization. Part of our success has resulted from our ability to implement new initiatives. Our future operating results will continue to depend upon:

 .  the success of our efforts to integrate Computervision's operations on a worldwide basis;
 . market acceptance of the new Windchill products, which have a longer sales cycle than our other products, and the success of our Windchill pilot program, which promotes market awareness of the product;
 . the success of our sales force reorganization initiatives, including Rand's success with sales to smaller customers and the integration of the Windchill sales force into our other existing sales teams;
 .  market reaction to the repricing and repackaging of our Pro/ENGINEER product line;
 .  our ability to penetrate industry segments that represent growth opportunities; and
 . our continued ability to increase revenue growth in the Asia/Pacific region.

Additionally, our success could also be affected by:

  . our ability to develop additional applications for our Windchill products; . our ability to generate and fill current software license orders;
  .  our ability to adequately manage exposure to foreign currency movements;
     and
  . Rand's ability to perform under the master distributor agreement, including its ability to recruit resellers, build a distributor network and continue to penetrate the CAD/CAM/CAE market.

WE MAY NOT BE SUCCESSFUL IN INTEGRATING RECENTLY ACQUIRED BUSINESSES OR
PRODUCTS.

We have increased our product range and customer base in the recent past due in part to acquisitions. We may acquire additional businesses or product lines in the future. The success of any acquisition may be dependent upon our ability to integrate the acquired business or products successfully and to retain key personnel and customers associated with the acquisition. If we fail to do so, or if the costs of or length of time for integration increase significantly, it could cause our actual results to differ from those projected in our forward-looking statements.

In addition, acquisitions may result in the allocation of purchase price to in-process research and development (R&D). The SEC has recently raised issues regarding the methodologies used and allocation of purchase price to in-process R&D and has required some companies to adjust or

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restate prior periods to reduce allocations to in-process R&D, thereby increasing intangible assets and future amortization expense. While we believe that our in-process R&D allocations are appropriate, if the SEC were to require us to change an allocation, this would result in a higher amortization expense, which would adversely impact our future operating results.

INCREASING COMPETITION IN THE MECHANICAL CAD/CAM/CAE MARKETPLACE MAY REDUCE OUR
REVENUES.   ALSO, AS A RELATIVELY NEW ENTRANT IN THE MARKET FOR ENTERPRISE
INFORMATION MANAGEMENT SOFTWARE, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST ESTABLISHED PRODUCTS.

There are an increasing number of competitive mechanical CAD/CAM/CAE products. Increased competition and market acceptance of these products could have a negative effect on our pricing and revenues which could adversely affect our operating results. Our Windchill products expand the breadth of our offerings into product information management. We are a relatively new entrant into this area and may be competing with more mature products that may have an established customer base as well as greater functionality.

WE ARE DEPENDENT ON KEY PERSONNEL WHOSE LOSS COULD CAUSE DELAYS IN OUR PRODUCT DEVELOPMENT AND SALES EFFORTS.

Our success depends upon our ability to attract and retain highly skilled technical, managerial, and sales personnel. Competition for such personnel in the high technology industry is intense. We assume that we will continue to be able to attract and retain such personnel. The failure to do so, however, could have a material adverse effect on our future operating results.

WE DEPEND ON SALES FROM OUTSIDE THE UNITED STATES WHICH COULD BE ADVERSELY AFFECTED BY CHANGES IN THE INTERNATIONAL MARKETS.

A significant portion of our business comes from outside the United States. Accordingly, our performance could be adversely affected by ongoing economic uncertainties in the Asia/Pacific region and other world economies. Another consequence of significant international business is that a large percentage of our revenue and expenses are denominated in foreign currencies which fluctuate in value. Although we may enter into foreign exchange forward contracts and foreign exchange option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may materially impact our results. Other risks associated with international business include:

 .  unexpected changes in regulatory practices and tariffs;
 .  staffing and managing foreign operations;
 .  longer collection cycles in certain areas;
 .  potential changes in tax laws;
 . greater difficulty in protecting intellectual property rights; and . general economic and political conditions.

WE MAY NOT BE ABLE TO OBTAIN COPYRIGHT OR PATENT PROTECTION FOR THE SOFTWARE PRODUCTS WE DEVELOP.

Our software products are proprietary. We protect our intellectual property rights by relying on copyrights, trademarks, patents, and common law safeguards, including trade secret protection, as well as restrictions on disclosures and transferability contained in our agreements with other

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parties. Despite these measures, there can be no assurance that the laws of all relevant jurisdictions will afford the same protections to our products and intellectual property as the laws of the United States. The software industry is characterized by frequent litigation regarding copyright, patent, and other intellectual property rights. While we have not, to date, had any significant claims of this type asserted against us, there can be no assurance that someone will not assert such claims against us with respect to existing or future products or that, if asserted, we would prevail in such claims. In the event a lawsuit of this type is filed, it could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we ultimately prevail.

WE ARE CURRENTLY DEFENDING A SECURITIES CLASS ACTION LAWSUIT IN WHICH WE COULD BE LIABLE FOR DAMAGES.

Certain class action lawsuits have been filed against us and certain of our current and former officers and directors claiming violations of the federal securities laws based on alleged misrepresentations regarding our anticipated revenue and earnings for the third quarter of 1998. The plaintiffs in these lawsuits have joined together to file a consolidated and amended complaint. We believe the claims made in the amended complaint are without merit, and we intend to defend them vigorously. We cannot predict the ultimate resolution of these actions at this time; however, there can be no assurance that the litigation will not have a material adverse impact on our financial condition or results of operations.

YEAR 2000 PROBLEMS COULD CAUSE INTERRUPTION OR FAILURE WITH RESPECT TO OUR PRODUCT OFFERINGS, OUR INTERNAL COMPUTER SYSTEMS AND THOSE OF OUR CRITICAL VENDORS AND SUPPLIERS.

Our operations and results could be adversely affected if our current product offerings or internal systems are not made Year 2000 compliant or if the major vendors or suppliers with whom we deal are not Year 2000 ready and cannot be easily replaced. In addition, purchases by our customers could be affected if they must expend significant resources to correct their own systems.

OUR OPERATIONS IN EUROPE MAY BE AFFECTED BY THE EUROPEAN UNION'S CONVERSION TO A COMMON CURRENCY.

The conversion of major European countries to a common legal currency creates uncertainties for companies like us that do significant business in Europe. These uncertainties include technical adaptation of internal systems to accommodate euro-denominated transactions, long-term competitive implications of the conversion, and the effect on market risk with respect to financial instruments.

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